Exhibit 10.1
NORFOLK SOUTHERN
EXECUTIVE SEVERANCE PLAN
(Amended and Restated Effective May 8, 2025)

1.Introduction.
1.1Purpose. The purpose of the Plan is to ensure that the Company will have the continued dedication of its key employees by providing severance protection to selected individuals. The Plan is intended to be an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of key management employees.
1.2Effective Date. The Plan is hereby amended and restated effective as of May 8, 2025.
2.Definitions. When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:
(a)“Administrator” means the Human Capital Management and Compensation Committee of the Board (or any such subsequent name by which the Board committee responsible for making compensation decisions for the Company’s executive officers is called).
(b)“Board” means the Board of Directors of Norfolk Southern Corporation.
(c)“Cause” means, with respect to a Participant, the occurrence of any of the following events, as determined by the Administrator in its discretion: (i) the Participant’s conviction of, or plea of nolo contendere to, any felony; (ii) the Participant’s commission of, or participation in, intentional acts of fraud or dishonesty; (iii) the Participant’s material violation of any term of the Participant’s employment agreement with the Company or any other contract or agreement between the Participant and the Company, if any, or any statutory duty the Participant owes to the Company; (iv) the Participant’s gross negligence in the performance of his or her duties; (v) the Participant’s refusal to follow the lawful directions of: (1) the Board, (2) the Company’s Chief Executive Officer, or (3) the Participant’s direct manager; or (vi) the Participant’s material violation of the Company’s written policies.
(d)“Claim Reviewer” means a person or entity designated in writing by the Administrator as the Claim Reviewer for this Plan.
(e)“Closing Price” means the closing price per share of the Company’s stock or equivalent on the New York Stock Exchange (or if unavailable, on another U.S. stock exchange) on the date of the Qualifying Termination, or, if a stock is not traded on the date of the Qualifying Termination, on the most recent trading day immediately preceding such date.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Company” means Norfolk Southern Corporation.

(h)“Eligible Employee” means any employee of the Company who, on the date of a Qualifying Termination, is either: (1) employed at or above the level of Executive Vice President, (2) employed at the level of Senior Vice President and a direct report of the Chief Executive Officer (CEO) or President, or (3) employed at the level of Senior Vice President and designated as eligible to participate in the Plan by the Board or its designee. Notwithstanding the foregoing, employees who reach a mandatory retirement age set by the Board or its designee shall not be eligible to participate in the Plan.
(i)“Entity” means a corporation, partnership, limited liability company or other entity.
(j)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(k)“Good Reason” means the existence or occurrence of one or more of the following conditions or events without the Participant’s prior written consent: (i) a material reduction of the Participant’s base salary or target bonus opportunity (other than as part of an across-the-board, proportional salary reduction or reduction in target bonus opportunity applicable to all officers employed at the level of Executive Vice President); (ii) a sustained and material reduction in the Participant’s job title or responsibilities, it being agreed that “Good Reason” shall not exist solely because the Company reorganizes one or more units of its business, its functional organization, or its reporting relationships; or (iii) a material breach by the Company of any term of the Participant’s written employment agreement with the Company or of the Participant’s other agreements with the Company, if any; provided, however, that, in each case under sub-clauses (i) to (iii) above, any termination of employment by the Participant will be for “Good Reason” only if: (1) the Participant gives the Company written notice, within ninety (90) days following the first occurrence of the condition(s) that the Participant believes constitute(s) “Good Reason,” which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Company Cure Period”); and (3) the Participant voluntarily terminates the Participant’s employment with the Company within thirty (30) days following the end of the Company Cure Period.
(l)“LTIP” means the Norfolk Southern Long-Term Incentive Plan.
(m)“Participant” means an Eligible Employee who participates in the Plan under Article 3.
(n)“Plan” means the Norfolk Southern Executive Severance Plan as set forth in this document.
(o)“Qualifying Termination” has the meaning provided in Section 4.1.
(p)“Retirement” means retirement as defined under the LTIP.
(q)“Retirement Plan” means the Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.
(r)“Section 409A” means Section 409A of the Code.
(s)“Severance Benefit” has the meaning provided in Article 5.

3.Participation. An Eligible Employee of the Company shall become a Participant in the Plan on the date on which the Company adopts the Plan or the date the Eligible Employee is employed at the level of Executive Vice President or the level of Senior Vice President reporting to the CEO or President, whichever is later. An employee who is employed at the level of Senior Vice President but is not a direct report of the CEO or President shall become a Participant on the date the Board designates that he or she is eligible.
Notwithstanding the foregoing, an Eligible Employee must execute a participation agreement in a form to be provided by the Company, acknowledging and accepting the terms of the Plan and the specific terms and conditions set forth in the participation agreement before the Eligible Employee becomes a Participant in the Plan. An Eligible Employee will not become a Participant or be eligible for Severance Benefits if the Eligible Employee does not execute a participation agreement.
A Participant will become eligible for Severance Benefits under the Plan only after experiencing a Qualifying Termination and timely executing a release as provided in Article 7 and such release becoming irrevocable.
4.Qualifying Termination and Resignation.
4.1Qualifying Termination. A Participant has a Qualifying Termination if his or her employment with the Company is terminated:
(a)by the Participant for Good Reason; or
(b)by the Company for a reason other than for Cause, death or for disability under the Company’s long-term disability plan.
4.2Resignation from All Positions. Notwithstanding any other provision of the Plan, to receive any Severance Benefits under the Plan upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant must immediately resign from all officer, director, and other positions that he or she may hold with the Company and any affiliate or subsidiary of the Company. Further, as a condition of receiving any Severance Benefits under the Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.
5.Severance Benefits.
5.1Cash Severance Benefits. A Participant who has a Qualifying Termination is eligible for a Severance Benefit in the amount described in Section 5.1(a). The Severance Benefit shall be paid in the time and form specified in Section 5.3 and shall be conditioned upon the Participant’s timely execution of a release as provided in Article 7 and such release becoming irrevocable. For the avoidance of doubt, if a Participant’s employment is terminated for Cause, regardless if such Participant is eligible for Retirement, the Participant will not be eligible for any Severance Benefit, including a Severance Benefit under this Section 5.1.

(a)Amount.
(1)Base Salary. The Participant’s Severance Benefit includes an amount equal to two times (2) the Participant’s base salary, at the rate in effect immediately prior to the Participant’s Qualifying Termination. Notwithstanding the foregoing, in the event the Participant experienced a material reduction in base salary prior to his or her Qualifying Termination that would give rise to a Good Reason, then the base salary rate used in the preceding sentence shall, if greater, be the rate in effect immediately prior to such material reduction in base salary.
(2)Bonus Award.
(i)The Participant’s Severance Benefit includes an amount equal to the product of: (A) the Participant’s total salary paid up to the date of the Qualifying Termination during the incentive year in which the Qualifying Termination occurs, (B) the Participant’s bonus level (as defined in the Norfolk Southern Corporation Executive Management Incentive Plan, the “EMIP”) for the year in which the Qualifying Termination occurs, and (C) the payout percentage for the Corporate Performance Factor (as defined in the EMIP) accrued on the books of the Company as of the quarter immediately preceding the quarter in which the Qualifying Termination occurs. Notwithstanding the foregoing, for a Participant whose Qualifying Termination occurs in the first quarter of the calendar year, the Participant’s Severance Benefit includes an amount equal to the product of: (X) the Participant’s total salary paid up to the date of the Qualifying Termination during the incentive year in which the Qualifying Termination occurs, (Y) the Participant’s bonus level as defined in the EMIP for the year in which the Qualifying Termination occurs, and (Z) the payout percentage for the Corporate Performance Factor as budgeted for the incentive year in which the Qualifying Termination occurs.
(ii)Notwithstanding the foregoing, for Participants who are eligible for Retirement, the date of the Qualifying Termination shall be established as the last day of a month. Participants who are eligible for Retirement shall not be eligible for an amount described under Section 5.1(a)(2)(i). In addition, Participants who are eligible for a bonus award in accordance with the terms of the EMIP for reasons other than Retirement shall receive a bonus award under the terms of the EMIP and shall not be eligible for an amount described under Section 5.1(a)(2)(i).
(3)Outplacement Services. The Participant shall be entitled to a lump sum of $30,000 for outplacement services.
(4)Health Coverage. The Participant shall be entitled to a lump sum of $36,000 for health coverage.
5.2Equity Awards.
(a)In General. Provided that the Participant timely executes a release as provided in Article 7 and such release becomes irrevocable, then notwithstanding anything in the applicable stock incentive plan and/or award agreement to the contrary, upon a Participant’s Qualifying Termination:

(1)The Participant’s stock options will be paid in cash to the extent (i) such stock options remain outstanding, and (ii) the option exercise price for any particular stock option grant made to the Participant is less than the Closing Price, in which case the amount payable for each qualifying stock option grant will be calculated by subtracting the applicable option exercise price from the Closing Price, and, provided such amount is greater than zero, multiplying such amount by the number of option shares with such exercise price.
(2)The Participant’s restricted stock unit awards will be paid in cash equal to the Closing Price of each share of Company common stock underlying the restricted stock unit award.
(3)The pro-rata value of performance share units will be paid in cash, in accordance with the following formula: For each performance share unit award, the number of target units granted shall be multiplied by the total earnout percentage as reflected on the books of the Company for the quarter preceding the Qualifying Termination and multiplied by a fraction, the numerator of which is the number of months worked in the 3-year award period and the denominator of which is 36. The prorated units determined under the previous sentence will then be multiplied by the Closing Price.
(b)Participants Eligible for Retirement. Notwithstanding Section 5.2(a), for a Participant who is eligible for Retirement, and who properly executes a release as provided in Article 7 and such release becomes irrevocable, then the date of the Qualifying Termination shall be established as the last day of the month of the Qualifying Termination. Thereafter, the Participant shall be entitled to treatment of long-term incentive awards as provided upon Retirement in accordance with the terms of such awards (including under the terms of the applicable award agreements as well as under the LTIP). For the avoidance of doubt, if a Participant’s employment is terminated for Cause, regardless if such Participant is eligible for Retirement, the Participant will not be eligible for any Severance Benefit, including a Severance Benefit under this Section 5.2.
5.3Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit and any benefit payable under Sections 5.1 or 5.2(a) will be paid as follows:
(a)In General. Except as otherwise provided below, the Participant’s Severance Benefit and any benefit payable under Sections 5.1 or 5.2(a) will be paid in a lump sum within thirty days following the expiration of the 7-day rescission period unless a delay is required by Sections 5.3(b)(2) or 5.3(b)(3) below.
(b)Time of Payment under Section 409A. To comply with Section 409A of the Code:
(1)Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A.
(2)If, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service.

(3)If the payment or distribution of any amount or award as provided in Section 5.3(a) would violate Section 409A of the Code, then if the Participant timely executes a release as provided in Article 7 and such release becomes irrevocable, the amount or award will be paid at the earliest possible time it can be paid without violating Section 409A of the Code.
6.Covenants.
6.1Generally. In consideration for the benefits provided under the Plan, each Participant will agree to the covenants as set forth in the release described in Article 7, which shall include the items set forth in Sections 6.2 through 6.5.
6.2Non-disparagement. The Participant will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents.
6.3Cooperation. The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder, provided that such cooperation does not materially interfere with the Participant’s then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.
6.4Confidentiality and Non-Compete.
(a)The Participant covenants and agrees that any confidential or proprietary information and any corporate policies, procedures and documents acquired during his or her employment with the Company is the exclusive property of the Company. The Participant acknowledges that he or she has no ownership interest or right of any kind to said property. Except as otherwise required by law, the Participant agrees that he or she will not use or directly or indirectly, disclose or divulge to any unauthorized party for his or her own benefit or to the detriment of the Company, any such information that was acquired during his or her employment with the Company, whether or not developed or compiled by the Company and whether or not the Participant was authorized to have access to such information. The Participant covenants that he or she has returned all such information to the Company.
(b)The Participant further covenants that he or she will not seek or accept employment with a direct competitor of the Company for one (1) year from date of Qualifying Termination, unless Participant seeks, and is granted, a waiver from the CEO of the Company. The Participant will not disclose any trade secrets, customer lists, vendor and contractor rates, designs, information regarding product development, names of vendors and contractors, phone numbers or contact information of vendors and contractors, operating plans, strategic plans, marketing plans, sales plans, projected acquisitions or dispositions of properties, assets, or management agreements, management information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to Company or information designated as confidential or proprietary that Company may receive belonging to suppliers, customers, or others who do business with Company. Notwithstanding the foregoing, this Release does not prohibit the Participant from: (i) providing truthful testimony in response to compulsory legal process; (ii) participating in any government investigation; (iii) providing truthful statements in conjunction with any claim permitted to be brought by the employee; or (iv) providing information to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.
6.5Recoupment. If the Participant breaches any of the covenants set forth in Sections 6.2 through 6.5, as specified in the release, then the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan. Any payment to a Participant under this Plan is subject to reduction, forfeiture, or recoupment to the extent provided under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as may be provided under any other applicable law.
7.Release.
7.1Generally. A Participant will not be entitled to any benefits under the Plan unless, at the time of the Participant’s Qualifying Termination, he or she executes and does not subsequently revoke  a release in a form provided by the Company at the time of Participant’s Qualifying Termination, releasing the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his or her successors and beneficiaries might then have against them (excluding any claims the Participant might then have under the Plan or any employee benefit plan sponsored by the Company).
7.2Time Limit for Providing Release. A Participant will execute and submit the release to the Company within 21 days after the date the release is presented to the Participant. With respect to any payment under the Plan that is subject to Section 409A, if payment is otherwise due prior to the latest date on which the release may become irrevocable and the period between separation from service and such date spans two calendar years, payment shall be made in the second of those two years.
8.Nature of Participant’s Interest in the Plan.
8.1No Right to Assets. Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.
8.2No Right to Transfer Interest. Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance, except as required by law.
8.3No Employment Rights. No provisions of the Plan and no action taken by the Company or the Administrator will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant for any reason or no reason and at any time.
8.4Withholding and Tax Liabilities. All payments under the Plan will be subject to tax withholding or other withholding required or permitted by applicable law to the extent deemed necessary by the Administrator. The Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.
8.5Change in Control. Notwithstanding the provisions of this Plan, Participants who have entered into a Change in Control Agreement with the Company who are terminated following a Change in Control (as defined in such Agreement) will be entitled to benefits under that Agreement and shall not be entitled to benefits under this Plan.
9.Administration, Interpretation, and Modification of Plan.
9.1Plan Administrator. The Administrator will administer the Plan.
9.2Powers of the Administrator. The Administrator’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrator has full discretionary authority to exercise each of the foregoing powers.
9.3Death of Participant. If a Participant dies after having a Qualifying Termination, any payment of the Participant’s Severance Benefit or benefit under Article 5 remaining due to the Participant will be paid to the Participant’s estate at the time such payment would otherwise be paid to the Participant but no later than 90 days after the Participant’s death.
9.4Amendment, Suspension, and Termination. The Administrator has the right by written resolution to amend, suspend, or terminate the Plan at any time, subject to the terms of this Section 9.4. Notwithstanding the foregoing, the Administrator may amend the Plan at any time to the extent necessary to comply with Section 409A, provided that, to the extent possible, such amendment does not reduce the benefits of an employee who is already a Participant.
9.5Power to Delegate Authority. The Administrator may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.
9.6Headings. The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.
9.7Gender and Number. Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.
9.8Section 409A. Payments under the Plan are intended to be exempt from, or comply with, Section 409A, and the Plan will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under the Plan.

9.9Severability. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of the Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of the Plan will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Plan.
9.10Governing Law. The Plan will be construed, administered, and regulated in accordance with the laws of Georgia (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.
9.11Complete Statement of Plan. The Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 9.4 or 9.5. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 9.11, for purposes of determining benefits with respect to a Participant, the Plan will be deemed to include the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into the Plan. Nothing in the Plan shall supersede any Change in Control Agreement the Participant has or will enter into, and in the event of a Change in Control (as defined under that policy), benefits shall be paid under that policy in lieu of any benefits described hereunder.
10.Claims and Appeals.
10.1Application of Claims and Appeals Procedures.
(a)If a Participant believes that he or she did not receive the full amount of benefits under the Plan to which he or she is entitled, the Participant must file a claim under the provisions of this Article 10 to make any claim for benefits under the Plan.
(b)No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Article 10.
10.2Initial Claims.
(a)Any claim for benefits will be in writing (which may be electronic if permitted by the Administrator) and must be delivered to the Claim Reviewer within ninety (90) days of Participant’s termination of employment.
(b)Each claim for benefits will be decided by the Claim Reviewer within a reasonable period of time, but not later than 90 days after such claim is received by the Claim Reviewer (without regard to whether the claim submission includes sufficient information to make a determination), unless the Claim Reviewer determines that special circumstances require an extension of time for processing the claim. If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)If any claim is denied in whole or in part, the Claim Reviewer will provide to the claimant a written decision, issued by the end of the period prescribed by Section 10.2(b) that includes the following information:
(1)The specific reason or reasons for denial of the claim;
(2)References to the specific Plan provisions upon which such denial is based;
(3)A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;
(4)An explanation of the appeal procedures Plan’s and the applicable time limits; and
(5)A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, if his or her claim is denied upon review.
10.3Appeals.
(a)If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Claim Reviewer. Such appeal will be in writing (which may be electronic, if permitted by the Claim Reviewer), may include any written comments, documents, records, or other information relating to the claim for benefits, and must be delivered to the Claim Reviewer within 60 days after the claimant receives written notice that his or her claim has been denied.
(b)The Claim Reviewer will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Claim Reviewer, unless the Claim Reviewer determines that special circumstances require an extension of time for processing the appeal.
(1)If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the Claim Reviewer expects to render a decision.
(2)If an extension of time pursuant to paragraph (1), above, is due to the claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(c)In connection with any appeal, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:
(1)Was relied upon in making the benefit determination;
(2)Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3)Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.
(d)The Claim Reviewer review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.
(e)If any appeal is denied in whole or in part, the Claim Reviewer will provide to the claimant a written final benefit determination, issued by the end of the period prescribed by Section 10.3(b) that includes the following information:
(1)The specific reason or reasons for the decision;
(2)References to the specific Plan provisions upon which the decision is based;
(3)An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to Section 10.3(c)); and
(4)A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
10.4Other Rules and Rights Regarding Claims and Appeals.
(a)A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Claim Reviewer may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf.
(b)Notwithstanding the deadlines prescribed by Section 10.4, the Claim Reviewer and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Claim Reviewer will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 10.3(a) would be unreasonable under the applicable circumstances.
10.5Interpretation. The provisions of Article 10 are intended to comply with Section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.
10.6Civil Action. A claimant seeking judicial review of a benefit determination must file any legal action within twelve (12) months of the date the final benefit determination is made. A claimant who fails to file such legal action within twelve (12) months of the date of the final benefit determination. If the Participant fails to timely submit an initial claim or fails to timely submit an appeal within the deadlines provided under Sections 10.2 and 10.3, the Participant shall lose any and all rights to bring any suit or legal action thereafter and any such potential claim shall be finally determined and time barred from further judicial review.